Exhibit 99.5

PURE Bioscience, Inc.

RESTRICTED STOCK UNITS AGREEMENT

(Employee – Time and Performance Based)

THIS RESTRICTED STOCK UNITS AGREEMENT (the “Agreement”) is made and entered into as of the             day of             , 2013 (the “Grant Date”), by and between PURE BIOSCIENCE, INC., a Delaware corporation and             (the “Grantee”), an employee of the Company. The Company has granted to the Grantee an award (the “Award”) consisting of             (            ) Restricted Stock Units (the “Total Number of Units”), subject to the terms and conditions of this Agreement. Each Unit represents a right to receive upon settlement one (1) share of Stock. The Award has not been granted pursuant to any compensatory, bonus, or similar plan maintained or otherwise sponsored by the Company (collectively, the “Plan”), and the shares of Stock that may become issuable upon settlement the Units shall not reduce the number of shares of Stock available for issuance under any Plan.

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Capitalized terms used herein shall have the following meanings.

(a) “Board” means the Board of Directors of the Company. If one or more committees of the Board of Directors have been appointed by the Board to administer this Agreement, “Board” also means such committee(s).

(b) “Cause” shall mean that one or more of the following has occurred: (i) the Grantee has been convicted for, or entered a plea of guilty or nolo contendere to, a felony crime involving fraud, dishonesty or violence (under the laws of the United States or any relevant state, in the circumstances, thereof); (ii) the Grantee has intentionally or willfully engaged in material acts of fraud, dishonesty or gross misconduct; (iii) the willful failure or refusal of the Grantee to carry out the lawful directions of the Company’s Chief Executive Officer or Chief Financial Officer or the duties assigned to Grantee by the Company’s Chief Executive Officer or Chief Financial Officer; or (iv) any material violation of any written Company policy applicable to the Grantee; or (v) any material breach by Grantee of any provision of this Agreement or any other agreement between the Company and Grantee.

(c) “Change in Control” shall mean the occurrence of any of the following events: (i) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets or the exclusive license of substantially all of the intellectual property of the Company material to the business of the Company resulting in the Company being unable to continue its business as in effect prior to such license; provided, however, that a mortgage, pledge or grant of a security interest to a bona fide lender shall not by itself constitute a Change of Control; (ii) the consummation of a merger or consolidation of the Company with or into another entity in which the stockholders of the Company exchange their shares of capital stock of the Company for cash, stock, property or other consideration (except one in which the stockholders of the Company as constituted immediately prior to such transaction continue to hold after the transaction at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity or parent entity of the surviving or acquiring entity); (iii) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) (other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (b) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company or (c) any current beneficial stockholder or group, as defined by Rule 13d-5 of the Exchange Act, including the heirs, assigns and successors thereof, of beneficial ownership, within the meaning of Rule 13d 3 of the Exchange Act, of securities possessing more than 20% of the total combined voting power of the Company’s outstanding securities) hereafter becomes the “beneficial owner,” as defined in Rule 13d 3 of the Exchange Act, directly or indirectly, of securities of the Company representing 35% or more of the total combined voting power represented by the Company’s then outstanding voting securities; or (iv) individuals who, as of sixty (60) days after the Effective Date of this Agreement are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that a transaction under clauses (ii) or (iii) above shall not constitute a Change of Control: (A) if its primary purpose is to change the state of the Company’s incorporation, (B) if its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction, or (C) if it is a bona fide equity financing in which the Company is the surviving corporation.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.

(e) “Company” means PURE Bioscience, Inc., a Delaware corporation, and any successor thereto.

(f) “Complete Disability” shall mean the inability of the Grantee to perform the Grantee’s duties under this Agreement because the Grantee has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Grantee becomes disabled, the term Complete Disability shall mean the inability of the Grantee to perform the Grantee’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Grantee from satisfactorily performing the Grantee’s usual services for the Company for a period of at least one hundred twenty (120) consecutive days during any 12-month period.

(g) “Dividend Equivalent Units” mean additional Restricted Stock Units credited pursuant to Section 2.3.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Expiration Date” means the seventh (7th) anniversary of the Grant Date.

(j) “Fair Market Value” means as of any date, the value of a share of Stock or other property as determined by the Board, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) If, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Board deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.

(ii) If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(k) “Good Reason” for the Grantee to terminate his employment shall mean the occurrence of any of the following events without the Grantee’s consent; provided however, that any resignation by the Grantee due to any of the following conditions shall only be deemed for Good Reason if: (i) the Grantee gives the Company written notice of his intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that the Grantee believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Grantee; and (iii) the Grantee actually resigns his employment within the first ninety (90) days after expiration of the Cure Period; (A) a material reduction by the Company of the Grantee’s Base Salary or target bonus percentage as initially set forth herein or as the same may be increased from time to time (unless reductions comparable in amount and duration are concurrently made for other employees of the Company); (B) the material relocation of the Company’s offices that requires an increase in the Grantee’s one-way driving distance by more than fifty (50) miles, except for required travel on the Company’s business to an extent substantially consistent with the Grantee’s duties and responsibilities; or (C) a material breach by the Company of this Agreement or any other agreement between the Company and the Grantee.

(l) “Participating Company” means the Company and any subsidiary of the Company.

(m) “Restricted Stock Unit” or “Unit” means a right to receive on the applicable Settlement Date and in accordance with this Agreement one (1) share of Stock, and includes the Total Number of Units originally granted pursuant to this Agreement and the Dividend Equivalent Units credited pursuant to Section 2.3, as both may be adjusted from time to time pursuant to Section 7.

(n) “Securities Act” means the Securities Act of 1933, as amended.

(o) “Service” means the Grantee’s service to the Company as an employee, director or consultant. The Grantee’s Service shall not be deemed to have been interrupted or terminated if the Grantee takes any sick leave, or other bona fide leave of absence approved by the Company’s Board of Directors.

(p) “Service Condition” means the condition to the vesting of the Award. The Service Condition is satisfied based on the duration of the Grantee’s continuous Service from the Grant Date, as provided by Section 3.1.

(q) “Settlement Date” means, for each Vested Unit, the same date the Service Condition is satisfied with respect to such Vested Unit.

(r) “Stock” means the common stock of the Company, subject to adjustment as provided by Section 7.

(s) “Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by directors, officers, employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(t) “Vested Unit” means a Unit that has vested in accordance with Section 3 and ceased to be subject to the Company Reacquisition Right described in Section 4.1.

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.	THE AWARD.

2.1 Grant of Units. On the Grant Date, the Grantee shall acquire, subject to the provisions of this Agreement, the Total Number of Units, subject to adjustment as provided in Section 7. Each Unit represents a right to receive one (1) share of Stock on the applicable Settlement Date and in accordance with this Agreement.

2.2 No Monetary Payment Required. The Grantee is not required to make any monetary payment (other than applicable tax withholding) as a condition to receiving the Units or shares of Stock issued upon the vesting or settlement of the Units, the consideration for which shall be services to be rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable law, the Grantee shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Units.

2.3 Dividend Equivalent Units. On the date that the Company pays a cash dividend or other cash distribution to holders of Stock generally, the Grantee shall be credited with a number of additional whole Dividend Equivalent Units determined by dividing (a) the product of (i) the dollar amount of the cash dividend or distribution paid per share of Stock on such date and (ii) the total number of Units previously credited to the Grantee pursuant to this Agreement which have not been settled or forfeited pursuant to the Company Reacquisition Right (as defined below) as of such date, by (b) the Fair Market Value per share of Stock on such date. Any resulting fractional Dividend Equivalent Unit shall be rounded to the nearest whole number. Such additional Dividend Equivalent Units shall be subject to the same terms and conditions and shall be settled or forfeited in the same manner and at the same time as the Units originally subject to this Agreement with respect to which they have been credited.

2.4 Termination of the Award. The Award shall terminate upon the first to occur of (a) the final settlement of all Vested Units in accordance with Section 5 (including a final settlement upon the termination or cessation of Grantee’s Services) or (b) the Expiration Date if settlement has not occurred on or before the Expiration Date.

3.	VESTING OF UNITS.

3.1 Satisfaction of Service Condition. Except as provided by Section 3.3 below and subject to the Grantee’s continuous Service through the applicable date set forth in the table below (each a, “Service Date”), the Service Condition will be satisfied in accordance with the following schedule:

Service Date	Percentage of Units

3.2 Satisfaction of Performance Condition. Except as provided by Section 3.3 below and subject to the Grantee’s continuous Service through the date of the satisfaction of the applicable Performance Condition, the Performance Condition will be satisfied as follows:

Percentage of Units	Performance Metric

3.3 Vesting Upon Change in Control or upon Termination Without Cause or Due to Death, Disability or Good Reason. Upon the Occurrence of a Change in Control, then (i) Service Condition will be satisfied with respect to one-hundred percent (100%) of the Total Number of Units that are subject to vesting upon satisfaction of a Service Condition effective as of the date of such Change in Control and (ii) if the Change of Control occurs prior to                     , the Performance Condition will be satisfied with respect to one-hundred percent (100%) of the Total Number of Units that are subject to vesting based on the achievement of performance metrics. If the Grantee’s Service is involuntarily terminated by the Company for any reason other than Cause or the Grantee’s Service terminates as a result of the Grantee’s death or Disability or Grantee terminates his Service for Good Reason, then (i) the Service Condition will be satisfied with respect to one-hundred percent (100%) of the Total Number of Units that are subject to vesting upon satisfaction of a Service Condition effective as of the date of such termination of Service and (ii) if such involuntary termination occurs prior to                     , the Performance Condition will be satisfied with respect to one-hundred percent (100%) of the Total Number of Units that are subject to vesting based on the achievement of performance metrics on a Determination Date that occurs subsequent to the Change in Control.

3.4 Effect of Termination of Service. Subject to the vesting provisions in Sections 3.1, 3.2 and 3.3 above, upon the termination of Grantee’s Service (whether by the Company or by Grantee and whether for Cause or for any or no reason), then:

(a) all Units for which the applicable Service Condition or Performance Condition has not been satisfied as of the date of such termination of Service shall be subject to the Company Reacquisition Right (as defined in Section 4.1) immediately upon the termination of Grantee’s Service; and

(b) all Units for which the applicable Service Condition or Performance Condition has been satisfied as of the date of such termination of Service (including as a result of Section 3.3) shall not be subject to the Company Reacquisition Right, but instead shall remain Vested Units.

3.5 Federal Excise Tax Under Section 4999 of the Code.

(a) Excess Parachute Payment. If any acceleration of vesting pursuant to the Award and any other payment or benefit (collectively, the “Payments”) received or to be received by the Grantee would, but for this Section, subject the Grantee to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the “Excise Tax”) due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then the aggregate amount of the Payments will be either fully payable or reduced to the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax, whichever results in the Grantee receiving the greatest amount of Payments, on an after-tax basis (accounting for federal, state, and local income taxes and the Excise Tax), even if some or all of the Payments are subject to the Excise Tax. Any reduction in the Payments required by this Section will be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to the Grantee. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Grantee’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

(b) Determination by Tax Firm. No later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Grantee, the Company shall request a determination in writing by the professional firm engaged by the Company for general tax purposes, or, if the tax firm so engaged by the Company is serving as accountant or auditor for the acquiror, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section. (the “Tax Firm”). As soon as practicable thereafter, the Tax Firm shall determine and report to the Company and the Grantee the amount of such acceleration of vesting, payments and benefits to be reduced, if any. For the purposes of such determination, the Tax Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Grantee shall furnish to the Tax

Firm such information and documents as the Tax Firm may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the Tax Firm charge in connection with its services contemplated by this Section.

4.	COMPANY REACQUISITION RIGHT.

4.1 Grant of Company Reacquisition Right. In the event that the Grantee’s Service terminates for any reason, the Grantee shall forfeit and the Company shall automatically reacquire all Units for which the applicable Service Condition or Performance Condition has not been satisfied as of the time of such termination in accordance with Section 3 (the “Unvested Units”), and the Grantee shall not be entitled to any payment therefor (the “Company Reacquisition Right”).

4.2 Dividends, Distributions and Adjustments. Upon the occurrence of a dividend or distribution to the stockholders of the Company paid in shares of Stock or other property, or any other adjustment upon a change in the capital structure of the Company as described in Section 7, any and all new, substituted or additional securities or other property to which the Grantee is entitled by reason of the Grantee’s ownership of Unvested Units shall be immediately subject to the Company Reacquisition Right and included in the terms “Units” and “Unvested Units” for all purposes of the Company Reacquisition Right with the same force and effect as the Unvested Units immediately prior to the dividend, distribution or adjustment, as the case may be. For purposes of determining the number of Units for which the applicable Service Condition or Performance Condition has been satisfied following a dividend, distribution or adjustment, credited Service shall include all Service with any corporation which is a Participating Company at the time the Service is rendered, whether or not such corporation is a Participating Company both before and after any such event.

5.	SETTLEMENT OF THE UNITS.

5.1 Issuance of Shares of Stock. Subject to the provisions of Section 5.3 below, the Company shall issue to the Grantee on the Settlement Date with respect to each Vested Unit to be settled on such date one (1) share of Stock.

5.2 Beneficial Ownership of Shares. A certificate for the shares acquired by the Grantee shall be registered in the name of the Grantee, or, if applicable, in the names of the heirs of the Grantee.

5.3 Restrictions on Grant of the Units and Issuance of Shares. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to this Agreement shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Units, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

5.4 Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Units.

6.	TAX WITHHOLDING.

6.1 In General. The Grantee shall be responsible for paying all withholding taxes due upon the vesting and settlement of the Shares. Subject to the obligations of the Participating Company under Section 3.2 and Section 6.3, at the time this Agreement is executed, or at any time thereafter as requested by a Participating Company, the Grantee hereby authorizes withholding from payroll and any other amounts payable to the Grantee, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Participating Company, if any, which arise in connection with the grant of Units, the vesting of Units or the issuance of shares of Stock in settlement thereof. The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Participating Company have been satisfied by the Grantee.

6.2 Assignment of Sale Proceeds. Subject to compliance with applicable law and the Company’s Trading Compliance Policy, if permitted by the Company, the Grantee may satisfy the Participating Company’s tax withholding obligations in accordance with procedures established by the Company providing for delivery by the Grantee to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the shares being acquired upon settlement of Units.

7.	ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

Subject to any required action by the stockholders of the Company and the requirements of Section 409A of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (other than regular, periodic cash dividends paid on Stock pursuant to the Company’s dividend policy) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number of Units subject to this Agreement and/or the number and kind of shares or other property to be issued in settlement of the Units, in order to prevent dilution or enlargement of the Grantee’s rights under this Agreement. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends paid on Stock pursuant to the Company’s dividend policy) to which the Grantee is entitled by reason of ownership of Units acquired pursuant to this Agreement will be immediately subject to the provisions of this Agreement on the same basis as all Units originally acquired hereunder. Any fractional Unit or share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Board, and its determination shall be final, binding and conclusive.

8.	RIGHTS AS A STOCKHOLDER OR EMPLOYEE.

The Grantee shall have no rights as a stockholder with respect to any shares which may be issued in settlement of the Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the shares are issued, except as provided in Section 2.3 or Section 7. The Grantee understands and acknowledges that the Grantee’s Services to the Company is “at will.” Nothing in this Agreement shall confer upon the Grantee any right to continue in the Service of a Participating Company or interfere in any way with any right of a Participating Company to terminate the Grantee’s Service at any time.

9.	LEGENDS.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock issued pursuant to this Agreement. The Grantee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Agreement in the possession of the Grantee in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include, but shall not be limited to, the following:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR RULE 701 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

10.	COMPLIANCE WITH SECTION 409A.

It is intended that any election, payment or benefit which is made or provided pursuant to or in connection with this Agreement that may result in or relate to the deferral of compensation within the meaning of Section 409A of the Code (“Section 409A Deferred Compensation”) shall comply in all respects with the applicable requirements of Section 409A of the Code (including applicable regulations or other administrative guidance thereunder, as determined by the Board in good faith) to avoid the unfavorable tax consequences provided therein for non-compliance. In connection with effecting such compliance with Section 409A of the Code, the following shall apply:

10.1 Separation from Service; Required Delay in Payment to Specified Grantee. Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Grantee’s termination of Service which constitutes Section 409A Deferred Compensation shall be paid unless and until the Grantee has incurred a “separation from service” within the meaning of Section 409A of the Code. Furthermore, to the extent that the Grantee is a “specified employee” within the meaning of the Section 409A as of the date of the Grantee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Grantee’s separation from service shall be paid to the Grantee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Grantee’s separation from service or, if earlier, the date of the Grantee’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

10.2 Other Changes in Time of Payment. Neither the Grantee nor the Company shall take any action to accelerate or delay the payment of any benefits under this Agreement in any manner which would not be in compliance with Section 409A of the Code.

10.3 Amendments to Comply with Section 409A; Indemnification. Notwithstanding any other provision of this Agreement to the contrary, the Company is authorized to amend this Agreement, to void or amend any election made by the Grantee under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with Section 409A of the Code without prior notice to or consent of the Grantee. The Grantee hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Grantee in connection with this Agreement, including as a result of the application of Section 409A of the Code.

10.4 Advice of Independent Tax Advisor. The Company has not obtained a tax ruling or other confirmation from the Internal Revenue Service with regard to the application of Section 409A to this Agreement, and the Company does not represent or warrant that this Agreement will avoid adverse tax consequences to the Grantee, including as a result of the application of Section 409A of the Code. The Grantee hereby acknowledges that he or she has been advised to seek the advice of his or her own independent tax advisor prior to entering into this Agreement and is not relying upon any representations of the Company or any of its agents as to the effect of or the advisability of entering into this Agreement.

11.	ADMINISTRATION.

All questions of interpretation concerning this Agreement or any other form of agreement or other document employed by the Company in the administration of this Agreement shall be determined by the Board. All such determinations by the Board shall be final, binding and conclusive upon all persons having an interest in this Agreement, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Board in the exercise of its discretion pursuant to this Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest in this Agreement. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

12.	REPRESENTATIONS AND WARRANTIES OF GRANTEE.

In connection with the acquisition of securities pursuant to this Agreement, the Grantee hereby agrees, represents and warrants as follows:

12.1 Investment Intent. The Grantee is acquiring shares of Stock pursuant to this Agreement solely for the Grantee’s own account for investment and not with a view to or for sale in connection with any distribution of the shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the shares or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act. The Grantee further represents that the entire legal and beneficial interest of the shares is being acquired, and will be held, for the account of the Grantee only and neither in whole nor in part for any other person.

12.2 Absence of Solicitation. The Grantee was not presented with or solicited by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television, radio or similar communications media, or presented at any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

12.3 Capacity to Protect Interests. The Grantee has either (a) a preexisting personal or business relationship with the Company or any of its officers, directors, or controlling persons, consisting of personal or business contacts of a nature and duration to enable the Grantee to be aware of the character, business acumen and general business and financial circumstances of the person with whom such relationship exists, or (b) such knowledge and experience in financial and business matters (or has relied on the financial and business knowledge and experience of the Grantee’s professional advisor who is unaffiliated with and who is not, directly or indirectly, compensated by the Company or any affiliate or selling agent of the Company) as to make the Grantee capable of evaluating the merits and risks of the investment in shares acquired pursuant to this Agreement and to protect the Grantee’s own interests in the transaction, or (c) both such relationship and such knowledge and experience.

12.4 Restricted Securities. The Grantee understands and acknowledges that:

(a) The issuance to Grantee of shares pursuant to this Agreement has not been registered under the Securities Act, and the shares must be held indefinitely unless a transfer of the shares is subsequently registered under the Securities Act or an exemption from such registration is available, and that the Company is under no obligation to register the shares; and

(b) The Company will make a notation in its records of the aforementioned restrictions on transfer and legends.

12.5 Disposition Under Rule 144. The Grantee understands that if the shares acquired pursuant to this Agreement are not registered prior to the Company’s issuance of such shares, the shares will be restricted securities within the meaning of Rule 144 promulgated under the Securities Act (“Rule 144”). In such case, the Grantee agrees that any future transfers of the Stock must be conducted in compliance with Rule 144.

12.6 Reliance by Company. The Grantee understands that the shares acquired pursuant to this Agreement have not been registered under the Securities Act or under applicable state securities laws by reason of specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Grantee’s representations as expressed herein. The Grantee understands that the Company is relying on the Grantee’s representations and warrants that the Company is entitled to rely on such representations and that such reliance is reasonable.

13.	MISCELLANEOUS PROVISIONS.

13.1 Termination or Amendment. The Board may terminate or amend this Agreement at any time; provided, however, no such termination or amendment may adversely affect the Grantee’s rights under this Agreement without the consent of the Grantee unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A of the Code. No amendment or addition to this Agreement shall be effective unless in writing.

13.2 Nontransferability of Units. Prior to the issuance of shares of Stock on the applicable Settlement Date, neither this Agreement nor any Units subject to this Agreement shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Grantee or the Grantee’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to this Agreement shall be exercisable during the Grantee’s lifetime only by the Grantee or the Grantee’s guardian or legal representative.

13.3 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

13.4 Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Grantee and the Grantee’s heirs, executors, administrators, successors and assigns.

13.5 Delivery of Documents and Notices. Any document relating to this Agreement or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Grantee by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth below or at such other address as such party may designate in writing from time to time to the other party.

(a) Description of Electronic Delivery. This Agreement and any reports of the Company provided generally to the Company’s stockholders may be delivered to the Grantee electronically. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering this Agreement, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b) Consent to Electronic Delivery. The Grantee acknowledges that the Grantee has read Section 13.5(a) of this Agreement and consents to the electronic delivery of the documents described in such Section. The Grantee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Grantee by contacting the Company by telephone or in writing. The Grantee further acknowledges that the Grantee will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Grantee may revoke his or her consent to the electronic delivery of documents described in Section 13.5(a) or may change the electronic mail address to which such documents are to be delivered (if Grantee has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Grantee understands that he or she is not required to consent to electronic delivery of documents described in Section 13.5(a).

13.6 Integrated Agreement. This Agreement shall constitute the entire understanding and agreement of the Grantee and the Company with respect to the subject matter contained herein and shall supersede any prior agreements, understandings, restrictions, representations, or warranties between the Grantee and the Company with respect to such subject matter. To the extent contemplated herein, the provisions of this Agreement shall survive any settlement of the Units and shall remain in full force and effect.

13.7 Applicable Law. This Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California, and no other courts, where this Agreement is made and/or to be performed.

13.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

PURE BIOSCIENCE, INC.

Date:	By:
Title:
Address:

ACCEPTANCE

The Grantee represents that the Grantee has read and is familiar with the terms and provisions of this Agreement and hereby accepts the Award subject to all of the terms and provisions hereof. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company upon any questions arising under this Agreement.

GRANTEE
Date:

Address: